                                                                       EXHIBIT B

                                  VOTING SHARES

Shareholder                         Shares Held
-----------                         -----------


USV Partners, LLC                   500,000 Shares of Common Stock Issuable Upon
                                    Conversion of Warrant

                                    625,000 Shares of Series A Preferred
                                    Convertible Stock

                                    6,366,152 Shares of Common Stock

James V. Warren                     1,500,000 Shares of Common Stock Issuable
                                    Upon Conversion of Options

                                    6,318,652 Shares of Common Stock

                                                                       EXHIBIT B

                                VOTING AGREEMENT

                  THIS VOTING AGREEMENT (the "Agreement") is made as of this 12th day of April, 2000, by and among U.S. Technologies Inc., a Delaware corporation (the "Company"), USV Partners, LLC, a Delaware limited liability company ("USV"), James V. Warren ("Warren"), Northwood Ventures LLC, a New York limited liability company ("Northwood Ventures"), Northwood Capital Partners LLC, a New York limited liability company ("Northwood Capital") and Jonathan J. Ledecky ("Ledecky") (USV, Warren, Northwood Ventures, Northwood Capital and Ledecky hereinafter referred to collectively as the "Shareholders").

                                    RECITALS

                  WHEREAS, each of USV and Warren is the owner of certain shares of the Company's common stock, par value $0.02 per share (the "Common Stock"), the Company's Series A Convertible Preferred Stock, par value $0.02 per share (the "Series A Stock"), and/or warrants (the "Warrants") to purchase shares (subject to adjustment pursuant to the terms thereof) of the Common Stock;

                  WHEREAS, the Company has entered into a Stock Exchange Agreement dated as of February 21, 2000, as amended by the Amendment to Stock Exchange Agreement dated as of April 5, 2000 (together, the "Stock Exchange Agreement"), with E2Enet, Inc. ("E2E") and those persons (including Northwood Capital, Northwood Ventures and Ledecky) who as of the closing of the merger contemplated therein (the "Closing") will own, collectively, all of the issued and outstanding shares of the capital stock of E2E (the "E2E Stockholders");

                  WHEREAS, pursuant to the Stock Exchange Agreement, the Company is issuing to the E2E Stockholders at the Closing shares of the Company's Series B Convertible Preferred Stock, par value $0.02 per share (the "Series B Stock"), of which the majority will be owned, collectively, by Northwood Capital, Northwood Ventures and Ledecky;

                  WHEREAS, the execution and delivery of this Agreement, setting forth the agreement of the parties hereto with respect to the size and composition of the Board of Directors of the Company (the "Board"), is a condition to the Closing;

                  WHEREAS, the restated bylaws of the Company provide that the Board shall consist of not less than one (1) nor more than fifteen (15) members, and provides that the number of directors shall be determined by resolution of the Board or by the shareholders of the Company at an annual meeting; and

                  WHEREAS, the Shareholders desire to set forth their agreement with respect to the designation of nominees to be elected to the Board and the voting of shares of the Company's capital stock in the election of directors, as set forth herein.

                  NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and the Shareholders hereby agree as follows:

         1. SHARES SUBJECT TO AGREEMENT. Each Shareholder agrees to hold all of its or his shares of Common Stock, Series A Stock, Series B Stock, Common Stock issuable upon exercise of the Warrants and upon conversion of the Series A Stock and Series B Stock, and any and all securities of the Company legally or beneficially acquired by each of the Shareholders after the date hereof (hereinafter referred to as the "Voting Shares") subject to, and to vote the Voting Shares in accordance with, the provisions of this Agreement.

         2.       BOARD OF DIRECTORS.

                  (A) Each of the Shareholders hereby agrees to vote all of its or his Voting Shares and to take all other necessary or desirable actions within its or his control, and the Company hereby agrees to take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and of its shareholders), so that: (i) the number of directors on the Board shall be established at eight (8) directors; and (ii) such Board shall be composed of (A) four (4) directors designated by USV, including C. Gregory Earls as Chairman and Chief Executive Officer of the Company; (B) two (2) directors designated by Ledecky; and (C) two (2) directors designated by Northwood Ventures and Northwood Capital.

                  (B) The obligations of the Shareholders pursuant to this
Section 2 shall include the shareholder vote, if any, to amend the Certificate of Incorporation or Bylaws of the Company currently in effect as required to effect the intent of this Agreement. In the event any director elected pursuant to the terms hereof ceases to serve as a member of the Board, the Company and the Shareholders agree to take all such action as is reasonable and necessary, including the voting of Voting Shares by the Shareholders, to cause the election or appointment of such other substitute person to the Board as may be designated in accordance with the terms of this Agreement. The Company shall promptly give the Shareholders written notice of any election to or appointment of, or change in the composition of, the Board. Each of the Shareholders and the Company agrees not to take any actions which would materially and adversely affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Board as herein stated.

                  (C) Each of the Shareholders and the Company represents that it or he has not granted and is not a party to any proxy, voting agreement or similar arrangement which is inconsistent with or conflicts with the provisions of this Agreement, and no holder of Voting Shares shall grant any proxy or become party to any voting agreement or similar arrangement which is inconsistent with or conflicts with the provisions of this Agreement.

         3. TERMINATION. Unless earlier terminated by written agreement of the Shareholders that have rights and obligations hereunder, this Agreement shall terminate upon the third (3rd) anniversary hereof (it being agreed that no Shareholder shall have any rights or obligations hereunder once such

Shareholder shall have sold at least half of the Voting Shares owned by it or him immediately following the Closing).

         4.       SUCCESSORS IN INTEREST.

                  (A) The provisions of this Agreement shall be binding upon all transferees or assignees of the Voting Shares; provided, however, that transferees or assignees that acquire Voting Shares through open-market, non-negotiated transactions shall not be subject to the provisions of this Agreement. The Company shall not permit the transfer of any of the Voting Shares on its books or issue a new certificate representing any of the Voting Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Shareholder on the date hereof; provided, however, that transferees or assignees that acquire Voting Shares through open-market, non-negotiated transactions shall not be subject to the provisions of this Agreement.

                  (B) In addition to any other legends that are required, either by agreement or by federal or state securities laws, each certificate representing any of the Voting Shares shall be marked by the Company with a legend reading as follows:

         THE SHARES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT DATED AS OF APRIL 12, 2000, BY AND AMONG U.S. TECHNOLOGIES INC. AND CERTAIN HOLDERS OF THE OUTSTANDING CAPITAL STOCK OF SUCH CORPORATION (A COPY OF WHICH MAY BE OBTAINED FROM SUCH CORPORATION). BY ACCEPTING ANY INTEREST IN SUCH SHARES, THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL OF THE PROVISIONS OF SUCH AGREEMENT.

         5. ENFORCEABILITY. Each of the Shareholders and the Company expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms.

         6. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger or sent by facsimile, addressed:

                  (A)      if to the Company, to:

                           U.S. Technologies Inc.
                           c/o U.S. Viewing Corporation
                           2001 Pennsylvania Avenue, NW
                           Suite 675
                           Washington, DC 20006

                           Attn:  C. Gregory Earls
                           Telephone:  202-466-3100
                           Facsimile:  202-466-4557

                  (B)      if to USV, to:

                           USV Partners, LLC
                           c/o U.S. Viewing Corporation
                           2001 Pennsylvania Avenue, N.W., Suite 675
                           Washington, D.C. 20006
                           Attn:  C. Gregory Earls
                           Telephone:  202-466-3100
                           Facsimile:  202-466-4557

                  (C)      if to Warren, to:

                           James V. Warren
                           c/o U.S. Technologies Inc.
                           6525 The Corners Parkway, Suite 300
                           Norcross, Georgia 30092
                           Telephone:  770-613-0322
                           Facsimile:  770-662-5228

                  (D)      if to Northwood Ventures, to:

                           Northwood Ventures LLC
                           485 Underhill Boulevard, Suite 205
                           Syosset, NY 11791
                           Attn:  Henry T. Wilson
                           Telephone:  516-364-5544
                           Facsimile:  516-364-0879

                  (E)      if to Northwood Capital, to:

                           Northwood Capital Partners LLC
                           485 Underhill Boulevard, Suite 205
                           Syosset, NY 11791
                           Attn:  Henry T. Wilson
                           Telephone:  516-364-5544
                           Facsimile:  516-364-0879

                  (F)      if to Ledecky, to:

                           Jonathan J. Ledecky
                           1400 34th Street, N.W.
                           Washington, D.C. 20007
                           Telephone:  202-965-2020
                           Facsimile:  202-342-9090

or to such other address as any such party shall have furnished to the other parties hereto in accordance with this Section 6. If notice is provided by mail, notice shall be deemed to be given five (5) days following proper deposit with the United States mail. If notice is delivered by hand or by messenger or sent by facsimile, notice shall be deemed to be given upon receipt.

         7. DELAYS IN EXERCISING RIGHTS. No delay in exercising or failure to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any party hereto, shall be cumulative and not alternative.

         8. COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall constitute an original enforceable against the party actually executing such counterpart, and all of which together shall constitute one and the same instrument.

         9. ADDITIONAL SHARES. In the event that subsequent to the date of this Agreement any shares of capital stock or other securities of the Company are issued on or in exchange for any of the Voting Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or other securities shall be deemed to be covered by and subject to the terms of this Agreement.

         10. SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision, and the parties hereto agree to replace such provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such provisions.

         11. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of choice of law or conflict of laws.

         12. ENTIRE AGREEMENT. This Agreement constitutes the full and entire understanding and agreement between any and among all of the parties hereto regarding the subject matter hereof and supersedes all prior agreements with regard to the subject matter hereof. [Without limiting the generality of the foregoing, each of the Company, USV and Warren hereby acknowledges and agrees that this Agreement supersedes all prior agreements between any or among all of the Company, USV and Warren (whether pursuant to the Investment Agreement dated as of July 16, 1998, between the Company and USV, pursuant to the Management Agreement dated as of November 29, 1999, among the Company, Warren and J.L.
(Skip) Moore, or otherwise) with regard to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first written above.

U.S. TECHNOLOGIES INC.                                      USV PARTNERS, LLC
                                                            By: USV Management, LLC


By:  /s/  C. Gregory Earls                                  By:    /s/  C. Gregory Earls
   -------------------------------------                       -------------------------------------
   C. Gregory Earls, Co-Chairman                               C. Gregory Earls, Sole Member
   and Co-Chief Executive Officer




NORTHWOOD VENTURES LLC                                      NORTHWOOD CAPITAL PARTNERS LLC


By:    /s/  Henry T. Wilson                                 By: /s/  Henry T. Wilson
   -------------------------------------                       -------------------------------------
   Henry T. Wilson, Managing Director                          Henry T. Wilson, Managing Director



      /s/  James V. Warren                                         /s/  Jonathan J. Ledecky
   -------------------------------------                       -------------------------------------
   JAMES V. WARREN                                             JONATHAN J. LEDECKY